As filed with the Securities and Exchange Commission on February 6, 2006

                                                                                                                                       Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_____

BP p.l.c.

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

1 St. James’s Square

London SW1Y 4PD, England

(Address of principal executive offices)

BP Capital Accumulation Plan

1985 Atlantic Richfield Company Executive Long-Term Incentive Plan

(Full title of plan)

_____

Daniel B. Pinkert

Corporate Secretary
BP America Inc.
4101 Winfield Road
Warrenville, Illinois 60555
(630) 821-2375
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

With a copy to: Peter B.P. Bevan Group General Counsel BP p.l.c. 1 St. James’s Square London SW1Y 4PD, England 44 (0) 207-496-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(3)

Ordinary Shares (1)	150,000,000	$11.962	$1,794,300,000	$191,990.10

______________

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the plan in connection with variations in share capital, demergers, special dividends or similar transactions.

(3) Estimated solely for the purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) based on the average of the high and low quotation for Ordinary Shares of BP p.l.c. on The London Stock Exchange on January 30, 2006 and the buying rate for pounds sterling of £1.00=$1.7688, as announced by the Federal Reserve on that date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents By Reference.

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (“Commission”) by BP p.l.c., (“BP” or the “Company”) and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

•	BP’s Annual Report on Form 20-F (SEC file number 001-6262) for the year ended December 31, 2004.
•

BP’s Reports on Form 6-K (SEC file number 001-6262) for the periods ended March 31, 2005 (filed on September 7 , 2005), June 30, 2005 (filed on September 7, 2005) and September 30, 2005 (filed on October 25, 2005), in each case which contain financial statements of BP.

•	BP Report on Form 6-K containing US GAAP Condensed financial information, filed on September 7, 2005.
•	BP’s Report on Form 6-K (SEC file number 001-6262) dated August 6, 2001, which contains a description of the Ordinary Shares of BP.

In addition, all Forms 20-F filed by BP pursuant to the Securities Exchange Act of 1934, as amended, certain Reports on Form 6-K furnished by BP (which indicate on their cover pages that they are incorporated herein by reference), and all filings on Form 11-K of the BP Capital Accumulation Plan filed by BP after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or made.

The following report has been filed or furnished to the Commission by the BP Capital Accumulation Plan and is incorporated by reference to the extent not superceded by documents or reports subsequently filed or furnished: The Annual Report on Form 11-K of the BP Capital Accumulation Plan for the year ended December 31, 2004.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers

BP has entered into Deeds of Indemnity with the directors and secretary of BP by which BP agrees and confirms that the provisions of Article 156 of BP’s Articles of Association (as the

same may from time to time be amended or modified) (the “Indemnity”) shall be enforceable directly by them against BP. The Directors and Secretary must promptly give BP written notice of any matter or circumstance which may give rise to a claim under the Indemnity and permit BP (where appropriate) to participate in and assume the defense of any action, suit or proceeding or governmental or other investigation of which they are made or threatened to be made a party and which may give rise to a claim under the Indemnity.

Article 156 of BP’s Articles of Association currently provides:

“Subject to the provisions of and so far as may be consistent with the Statutes, every Director, auditor, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.”

With effect from April 6, 2005, Section 309A of the Companies Act 1985, inserted by Section 19(1) of the Companies (Audit, Investigations and Community Enterprise) Act 2004, provides as follows:

“309A Provisions protecting directors from liability

(1)   This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)   Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)   Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of—

(a)	the company, or
(b)	an associated company,

against any liability within subsection (1) is void.

This is subject to subsections (4) and (5).

(4)   Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)   Subsection (3) does not prevent a company from purchasing and maintaining for a director of—

(a)	the company, or
(b)	an associated company,

insurance against any liability within subsection (1).

(6)	In this section—

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

With effect from April 6, 2005, Section 309B of the Companies Act 1985, inserted by Section 19(1) of the Companies (Audit, Investigations and Community Enterprise) Act 2004 provides as follows:

“Qualifying third party indemnity provisions

(1)   For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2)   Condition A is that the provision does not provide any indemnity against any liability incurred by the director—

(a)	to the company, or
(b)	to any associated company.

(3)   Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay—

(a)	a fine imposed in criminal proceedings, or

(b)          a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4)   Condition C is that the provision does not provide any indemnity against any liability incurred by the director—

(a)	in defending any criminal proceedings in which he is convicted, or

(b)          in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(c)          in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely—

(i)	section 144(3) or (4) (acquisition of shares by innocent nominee), or

(ii)   section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)   In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)   For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final—

(a)	if not appealed against, at the end of the period for bringing an appeal, or

(b)          if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)	An appeal is disposed of—
(a)	if it is determined and the period for bringing any further appeal has ended, or
(b)	if it is abandoned or otherwise ceases to have effect.

(8)   In this section “associated company” and “provision” have the same meaning as in section 309A.”

Section 727 of the Companies Act 1985 provides as follows:

“Power of court to grant relief in certain circumstances

(1)   If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)   If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)   Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

In addition, BP procures and intends to continue procuring, directors’ and officers’ liability insurance coverage for the benefit of such directors and officers, which, subject to policy terms and conditions, provides coverage to such directors and officers in circumstances in which BP, its subsidiaries and associated entities are not permitted or are otherwise unable or unwilling to meet by way of indemnity expenses incurred by such directors and officers in defense of a claim, proceeding or investigation. No entity coverage for the benefit of BP is currently included as part of that insurance policy. While defense costs may be met, neither BP’s indemnity nor the insurance provides coverage in the event that a director or officer is proved to have acted fraudulently or dishonestly.

Item 8. Exhibits.

The following Exhibits are filed herewith unless otherwise indicated:

Exhibit No.	Description
4.1	BP Capital Accumulation Plan
4.2	1985 Atlantic Richfield Company Executive Long-Term Incentive Plan

5.1	Opinion of Peter B. P. Bevan, Group General Counsel of BP p.l.c. regarding the validity of the securities being registered and consent of counsel
5.2	Opinion of Roland K. Filippi, Associate General Counsel of BP America Inc. regarding the validity of the interests in the plan being registered and consent of counsel
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm, London, England
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm, Chicago, Illinois
23.3	Consent of Peter B. P. Bevan (included in Exhibit 5.1)
23.4	Consent of Roland K. Filippi (included in Exhibit 5.2)
24.1	Powers of Attorney (included in the signature page of this Registration Statement)

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on February 3, 2006.

BP p.l.c.
(Registrant)

By: /s/ David J. Jackson (Name) David J. Jackson (Title) Company Secretary

POWER OF ATTORNEY

Each director and officer of the Registrant whose signature appears below hereby constitutes and appoints Daniel B. Pinkert, the agent for service named in the registration statement, and appoints each of The Lord Browne of Madingley, Dr. B. E. Grote, Daniel B. Pinkert, and Roland K. Filippi, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any amendments to this registration statement on Form S-8 necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as such attorney-in-fact deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ Peter D. Sutherland	Non-Executive Director	February 2, 2006
P.D. Sutherland	(Chairman)

/s/ Browne of Madingley	Executive Director	February 2, 2006
The Lord Browne	Group Chief Executive
Of Madingley	(Principal Executive Officer)

/s/ Byron Grote	Executive Director	February 2, 2006
Dr. B.E. Grote	(Chief Financial Officer)

/s/ David C. Allen	Executive Director	February 2, 2006
Dr. D. C. Allen

/s/ J. H. Bryan	Non-Executive Director	February 2, 2006
J. H. Bryan

/s/ A. Burgmans	Non-Executive Director	February 2, 2006
A. Burgmans

/s/ Iain C. Conn	Executive Director	February 2, 2006
I.C. Conn

/s/ E. B. Davis, Jr	Non-Executive Director	February 2, 2006
E. B. Davis, Jr.

/s/ D. Flint	Non-Executive Director	February 2, 2006
D. Flint

/s/ Dr. A. B. Hayward	Executive Director	February 2, 2006
Dr. A. B. Hayward

/s/ Dr. D. S. Julius	Non-Executive Director	February 2, 2006
Dr. D. S. Julius

/s/ J. A. Manzoni	Executive Director	February 2, 2006
J. A. Manzoni

/s/ Dr. W. E. Massey	Non-Executive Director	February 2, 2006
Dr. W. E. Massey

/s/ Tom McKillop	Non-Executive Director	February 2, 2006
Sir Tom McKillop

/s/ H. M. P. Miles	Non-Executive Director	February 2, 2006
H. M. P. Miles

/s/ Ian Prosser	Non-Executive Director	February 2, 2006
Sir Ian Prosser	(Deputy Chairman)

/s/ M. H. Wilson	Non-Executive Director	February 2, 2006
M. H. Wilson

/s/ Daniel B. Pinkert	Authorized Representative	February 2, 2006
Daniel B. Pinkert	in the United States

SIGNATURE OF THE

BP CAPITAL ACCUMULATION PLAN

Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Warrenville, Illinois, on February 2, 2006.

BP CAPITAL ACCUMULATION PLAN
PLAN ADMINISTRATOR

By: /s/ Ross J. Pillari
Ross J. Pillari
President, BP America Inc.

EXHIBIT INDEX

Exhibit No.	Description	Page
4.1	BP Capital Accumulation Plan

4.2	1985 Atlantic Richfield Company Executive Long-Term

Incentive Plan

5.1	Opinion of Peter B. P. Bevan, Group General Counsel of BP p.l.c.

regarding the validity of the securities being registered and consent of counsel
5.2	Opinion of Roland K. Filippi, Associate General Counsel,

BP America Inc. regarding the validity of interests being

registered and consent of counsel
23.1	Consent of Ernst & Young LLP, independent registered public
accounting firm, London, England
23.2	Consent of Ernst & Young LLP, independent registered public

accounting firm, Chicago, Illinois

23.3	Consent of Peter B.P. Bevan (included in Exhibit 5.1)
23.4	Consent of Roland K. Filippi (included in Exhibit 5.2)
24.1	Powers of Attorney (included in the signatures page of this
Registration Statement)